NOTE: Transmitted on Prime Zone on October 16, 2006 at 3:30 a.m. PDT.

HERITAGE OAKS BANCORP EARNS $1.7 MILLION IN THIRD QUARTER,
WITH EXCELLENT LOAN GROWTH AND EXPANDING NET INTEREST MARGIN

Paso Robles, CA – October 16, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported third quarter profits fueled by exceptional loan growth and an expanding net interest margin. For the third quarter of 2006, net income was $1.7 million, or $0.27 per diluted share, compared to $1.8 million, or $0.28 per diluted share, in the third quarter of 2005. For the first nine months of 2006, net income increased 4% to $5.0 million, or $0.77 per diluted share, compared to $4.8 million, or $0.74 per diluted share, for the first nine months of 2005.

“We are focused on growing our franchise, maintaining a strong balance sheet and matching assets and liabilities closely as we build our presence along the California Central Coast,” said Lawrence P. Ward, president and CEO. “We have invested significant time and resources in 2006 putting the infrastructure in place to handle a much larger institution. At the end of 2005 we began a branding initiative, which included an extensive assessment, both internally and externally of all bank delivery channels. These plans have been put into place and are adding efficiencies to all areas of the bank. We believe these initiatives will cease being an expense item early next year and contribute to future profitability, build our franchise value and enhance shareholder value.”

Earlier this quarter the board initiated a regular quarterly cash dividend program and also paid a special cash dividend of $0.25 per share in May. The board also authorized a repurchase plan of up to 40,000 shares of common stock. “We have already repurchased 15,000 shares, and will continue to look for ways to manage our capital while benefiting shareholders,” Ward added.

Third Quarter 2006 Highlights (compared to 3Q05):

•	Net interest margin improved 27 basis points to 6.07%.
•	Revenues increased 3% to $8.2 million.
•	Return on average equity was 14.5% and return on average assets was 1.35%.
•	Net loans increased 15% to $419 million.
•	Asset quality remained strong, non-performing assets were just 0.04% of total assets.
•	Initiated regular quarterly cash dividends.

Operating Results

Third quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 3% to $8.2 million, compared to $8.0 million in the third quarter of 2005. For the quarter, net interest income before the provision for loan losses increased 7% to $7.0 million, compared to $6.6 million in the third quarter of 2005. Non-interest income decreased slightly to $1.2 million in the third quarter of 2006, compared to $1.4 million for the same period in 2005, primarily due to the slowdown in single family mortgage origination fees.

For the first nine months of the year, revenues increased 7% to $23.8 million, compared to $22.2 million in the same period a year ago. Net interest income before the provision for loan losses increased 9% to $20.1 million in the first nine months of the year, compared to $18.4 million in the same period of 2005. Year-to-date, non-interest income was $3.7 million, unchanged from the first nine months a year ago.

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HEOP 3Q06 results
October 16, 2006

“We continue to fund our loans with low cost deposits, which aids in lowering our interest rate risk. As a result, we are able to benefit from a rising or stable short term interest rate environment and expand our margin. Our net interest margin increased 27 basis points to 6.07% for the third quarter, from 5.80% in the third quarter last year,” said Ward. Heritage Oaks’ net interest margin was 6.04% in the second quarter this year. Net interest margin for the first nine months of 2006 expanded 32 basis points to 6.00% from 5.68% a year earlier.

Non-interest expense in the third quarter was $5.4 million, compared to $4.9 million in the third quarter a year ago. Year-to-date, non-interest expenses increased to $15.4 million, compared to $13.9 million in the same period a year ago. The increase was primarily a result of increased expenses related to the branding project, the addition of an EVP / Human Resources and full service branch expansion within the bank’s existing footprint in Templeton, California. “We have invested significant resources in these new initiatives in 2006 in an effort to improve our service delivery and image. We expect our expenses to return to more normal levels at the beginning of next year,” said Ward.

As a result of the increase in expenses, the efficiency ratio increased to 65.31% for the third quarter compared to 61.07% for the third quarter of 2005. Year-to-date, the efficiency ratio was 64.90% compared to 62.55% in the same period a year ago. The efficiency ratio measures operating expenses as a percent of revenues.

Return on average assets was 1.35% for the third quarter and for the first nine months of 2006, compared to 1.44% and 1.35% for the respective periods a year ago. Heritage Oaks generated a return on average equity of 14.54% for the third quarter and 14.27% for the first nine months of the year compared to 17.03% and 15.93% for the respective periods in 2005. The decline was a result of higher capital balances as a percentage of assets in 2006.

Balance Sheet

Net loans grew 15% to $419 million, compared to $366 million a year ago. “Our lending team has done an excellent job in competing for loans while maintaining credit quality, and as a result we saw a significant increase in loan volumes,” said Ward. “For the linked quarter, loans were up $33.5 million or 35% annualized, as a result of these efforts.”

Total assets were $532 million as of September 30, 2006, compared to $528 million a year earlier. Total deposits were $430 million, compared to $444 million at September 30, 2005. “Our focus and quite frankly, our biggest challenge remains, attracting low cost deposits to fund our loans. We have been experiencing disintermediation of low or no cost deposits into higher yielding certificate of deposits both inside and outside of the Company. At September 30, 2006, total demand deposits decreased by 24% compared to the same period in 2005. The runoff in non interest demand deposits was a direct result of reductions in our volatile accounts. The percent of non-volatile demand deposits remains constant at 26% of total deposits. Although we have seen some shift towards time deposits as interest rates have risen to higher levels, we still have 36% of our deposits in non-interest bearing accounts, and an additional 36% of deposits in savings, money market and NOW accounts. Over 72% of our deposits are no or low-cost, providing us with a very efficient funding source to support our loan growth,” said Ward.

Asset quality remains strong with only $183,000 of non-performing loans, or 0.04% of net loans, at September 30, 2006. The allowance for loan losses was $3.9 million, or 0.92% of net loans held for investment at quarter-end compared to $3.8 million or 1.03% of net loans outstanding at the end of the third quarter of 2005.

Shareholders’ equity increased 13% to $48.4 million at quarter-end compared to $42.9 million at the end of the third quarter last year. Book value per share was $7.62 at September 30, 2006, compared to $6.89 per share a year earlier. Tangible book value per share was $6.66 at the end of the quarter compared to $5.85 a year earlier.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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HEOP 3Q06 results
October 16, 2006

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share date)
	For the three months		For the nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:

Interest and fees on loans	$8,968	$7,179	$24,475	$19,794
Investment securities	467	489	1,446	1,586
Federal funds sold and commercial paper	131	270	513	440
Time certificates of deposit	2	2	6	7
Total interest income	9,568	7,940	26,440	21,827

Interest Expense:

Now accounts	22	25	66	67
MMDA accounts	567	442	1,687	983
Savings accounts	25	29	78	71
Time deposits of $100 or more	172	103	428	276
Other time deposits	1,132	350	2,671	856
Other borrowed funds	628	398	1,406	1,201
Total interest expense	2,546	1,347	6,336	3,454

Net Interest Income Before Prov. for Possible Loan Losses	7,022	6,593	20,104	18,373
Provision for loan losses	180	170	480	530
Net interest income after provision for loan losses	6,842	6,423	19,624	17,843

Non-interest Income:
Service charges on deposit accounts	644	655	1,826	1,825
Other income	578	734	1,826	1,962
Total Non-interest Income	1,222	1,389	3,652	3,787

Non-interest Expense:
Salaries and employee benefits	2,965	2,532	8,534	7,188
Occupancy and equipment	633	600	1,901	1,853
Other expenses	1,786	1,743	4,982	4,820
Total Noninterest Expenses	5,384	4,875	15,417	13,861
Income before provision for income taxes	2,680	2,937	7,859	7,769
Provision for applicable income taxes	947	1,132	2,846	2,940
Net Income	$1,733	$1,805	$5,013	$4,829

Earnings per share:
Basic	$0.27	$0.29	$0.79	$0.79
Fully Diluted	$0.27	$0.28	$0.77	$0.74
See notes to condensed consolidated financial statements

HEOP 3Q06 results
October 16, 2006

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	30-Sep-06	31-Dec-05	30-Sep-05
ASSETS	Un-audited	(1)	Un-audited

Cash and due from banks	$17,972	$18,279	$23,033
Federal funds sold	14,195	26,280	53,035
Money market funds	-	-	-

Total cash and cash equivalents	32,167	44,559	76,068

Interest bearing deposits other banks	318	298	298

Securities Available for sale	40,294	44,402	46,462
Federal Home Loan Bank Stock, at cost	1,955	1,885	1,864
Loans Held For Sale	2,069	3,392	7,694
Loans, net	419,314	362,635	366,158

Property, premises and equipment, net	14,801	11,905	10,730
Cash surrender value life insurance	9,344	7,706	7,635
Deferred Tax Assets	2,515	2,358	2,121
Goodwill	4,864	4,865	4,865
Core Deposit Intangible	1,223	1,448	1,590
Other assets	3,517	3,048	2,884

TOTAL ASSETS	$532,381	$488,501	$528,369

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$157,180	$164,014	$206,965
Savings, NOW, and money market deposits	152,033	170,106	167,827
Time deposits of $100 or more	31,782	17,414	18,098
Time deposits under $100	89,277	66,263	50,879
Total deposits	430,272	417,797	443,769

FHLB advances and other borrowed money	40,000	10,000	28,000
Securities Sold under Agreement to Repurchase	1,219	3,847	2,057
Notes Payable	-	-	-
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	4,215	3,764	3,423
Total liabilities	483,954	443,656	485,497

Stockholders' equity
Common stock, no par value;
20,000,000 shares authorized; issued and outstanding
6,356,021 and 6,220,404 for September 30, 2006
and September 30, 2005, respectively.	29,648	29,255	28,925
Retained earnings	18,668	15,748	13,944
Accumulated other comprehensive income	111	(158)	3
Total stockholders' equity	48,427	44,845	42,872

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$532,381	$488,501	$528,369
(1) These numbers have been derived from the audited financial statements.
See notes to condensed financial statements

HEOP 3Q06 results
October 16, 2006

HERITAGE OAKS BANCORP
	QTD	QTD		YTD	YTD
	Sep-06	Sep-05	Variance	Sep-06	Sep-05	Variance
PROFITABILITY
Quarterly Net Income (in thousands)	$1,733	$1,805	-4%	$5,013	$4,829	4%
Qtr EPS- Diluted	$0.27	$0.28	-4%	$0.77	$0.74	4%
Efficiency Ratio	65.31%	61.08%	7%	64.90%	62.55%	4%
Operating Expenses compared to Average Assets	4.18%	3.90%	7%	4.15%	3.88%	7%
ROE- Return on Average Equity	14.54%	17.03%	-15%	14.27%	15.93%	-10%
ROTE- Return on Average Tangible Equity	16.69%	20.14%	-17%	16.44%	19.09%	-14%
ROA- Return on Average Assets	1.35%	1.44%	-6%	1.35%	1.35%	0%
NIM- Net Interest Margin	6.07%	5.80%	5%	6.00%	5.68%	6%
Net Interest Income compared to Average Assets	5.45%	5.27%	3%	5.41%	5.15%	5%
Non-Interest Income compared to Total Net Revenue	14.82%	17.40%	-15%	15.37%	17.09%	-10%
ASSET QUALITY
Non-performing Loans compared to Total Net Loans	0.04%	0.13%		0.04%	0.13%
ALLL compared to Total Net Loans	0.92%	1.03%		0.92%	1.03%
Non-performing Loans as % of ALLL	4.74%	12.69%		4.74%	12.69%
Net Loan Losses compared to Average Net Loans	0.002%	-0.001%		0.119%	0.005%
Non-performing Loans compared to Primary Capital	0.38%	1.11%		0.38%	1.11%
CAPITAL
Leverage Ratio	9.86%	8.78%
Tier I Risk-Based Capital Ratio	10.35%	10.09%
Total Risk-Based Capital Ratio	11.18%	10.99%
AVERAGE ASSETS/LIABILITIES
Average Loans	$409,897	373,200	10%	387,627	358,233	8%
Average Investments	$53,117	81,787	-35%	58,901	73,275	-20%
Average Non-Earning Assets	$52,306	45,212	16%	48,391	44,497	9%
Average Assets	$515,320	500,199	3%	494,919	476,005	4%
Average Interest Bearing Deposits	$273,701	231,784	18%	264,860	227,503	16%
Average Borrowing	$41,095	37,499	10%	31,130	39,880	-22%
Average Demand Deposits	$148,215	184,756	-20%	147,908	164,940	-10%
Average Non-Interest Bearing Liabilities	$4,646	3,774	23%	4,178	3,286	27%
Average Equity	$47,663	42,386	12%	46,843	40,396	16%

Avg Yield on Loans	8.68%	7.63%	14%	8.44%	7.39%	14%
Avg Yield on Earning Assets	8.20%	6.92%	18%	7.92%	6.76%	17%

Cost of Interest Bearing Liabilities	3.21%	1.98%	62%	2.86%	1.73%	65%
Cost of Interest Bearing Deposits	2.78%	1.62%	72%	2.49%	1.32%	89%
Cost of Funds (Includes DDA)	2.18%	1.18%	85%	1.91%	1.07%	79%

Net Interest Margin	6.07%	5.80%	5%	6.00%	5.68%	6%

Daily Variable Rate Loans as % Portfolio	43%	41%	5%
Loans Repricing in less than 1 year as % Portfolio	61%	65%	-6%

As a % of Loans
Commercial RE	54%	57%	-5%
Comml	18%	18%	0%
Constr/Land	24%	20%	20%
Equity HELOC	3%	4%	-25%
Other	1%	1%	0%

As a % of Deposits
DDA	36%	47%	-23%
(Volatile DDA)	-10%	-21%	-52%
DDA Net of Volatile	26%	26%	0%
MM/Sav	25%	26%	-4%
Now	11%	12%	-8%
CD<	21%	11%	91%
CD>	7%	4%	3%